WM Variable Trust Income Fund

Defaults and Arrears on Senior Securities


Security    Nature of Default	  Date of Default	Face Amount Amount of Default

DVI, Inc.  Sr. Note,
9.875% due 02/01/2004 Chapter 11 08/01/2003	   $1,300		$0

           								            $0